Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

AMERISOURCEBERGEN ELECTS DENNIS M. NALLY TO ITS BOARD OF DIRECTORS

VALLEY FORGE, PA, January 2, 2020 - AmerisourceBergen Corporation (NYSE:ABC) today announced that its Board of Directors elected Dennis M. Nally, 67, as a new independent director, effective January 1, 2020. With the election of Mr. Nally, the AmerisourceBergen Board of Directors increased from nine to ten members, eight of whom are independent.

Mr. Nally is the former Chairman of PricewaterhouseCoopers (PwC), having served two terms in that role until his retirement from PwC in 2016. During his 42-year career with PwC, Mr. Nally served in a number of senior management and executive positions, including Chairman from 2009 to 2016, and Senior Partner and Chairman, United States, from 2002 to 2009. Mr. Nally was a Partner at PwC from 1985 to 2016 and served in numerous leadership positions, including National Director of Strategic Planning, Audit and Business Advisory Services Leader, and Managing Partner. Mr. Nally is Vice Chairman of The HOW Institute for Society and has served as a director of Morgan Stanley since 2016.

"Dennis brings an extraordinary combination of skills and experience that will serve the Board, AmerisourceBergen and our stockholders well," said Jane E. Henney, M.D., Lead Independent Director of AmerisourceBergen.

"I am excited to welcome Dennis Nally to our Board of Directors," said Steve Collis, Chairman, President, and Chief Executive Officer of AmerisourceBergen. "Dennis' experience as a chief executive in a regulated, multinational and complex industry, along with his deep expertise in risk management and human capital management, make him an excellent fit for our company."

Mr. Nally earned his bachelor’s degree in Business Administration from Western Michigan University, and also completed the Columbia University and Penn State University Executive Programs. He is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs.

About AmerisourceBergen

AmerisourceBergen provides pharmaceutical products, value-driving services and business solutions that improve access to care. Tens of thousands of healthcare providers, veterinary practices and livestock producers trust us as their partner in the pharmaceutical supply chain. Global manufacturers depend on us for services that drive commercial success for their products. Through our daily work—and powered by our 22,000 associates—we are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500, with more than $175 billion in annual revenue. The company is headquartered in Valley Forge, Pa. and has a presence in 50+ countries. Learn more at investor.amerisourcebergen.com.